Docusign Envelope ID: 9C2B3842-6F51-4815-A635-07AF067B7570

July 11, 2025

Mr. Dale Strang
Chief Executive Officer Boxlight Corporation

Dear Dale:
SeatonHill Partners, LP (“SeatonHill,” “we,” or “us”) is pleased that Boxlight Corporation (the “Company,” “you” or “your”) desires to engage SeatonHill to provide chief financial officer (“CFO”) services. This letter along with the terms and conditions attached as Exhibit A and B (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which SeatonHill will make available to you the services of Brian Lane (the "CFO Partner") with the support of at least one additional advisory partner with relevant industry experience and the intellectual capital and support of SeatonHill for use in connection with our relationship with you.
Effective as of July 14, 2025 (the “Effective Date”), the CFO Partner will work on your behalf performing as the Company’s CFO. The CFO Partner will take direction from and report directly to the Company’s Chief Executive Officer (“CEO”). The scope of work will be consistent with the attached Exhibit B.
Compensation
The compensation due to SeatonHill is as follows:
You will pay directly to SeatonHill the fees as noted in Exhibit B. (“Fees”) with payments to SeatonHill made in accordance with the instructions set forth in Exhibit A. In addition to our standard professional service fees as described in Exhibit B, we will charge a 3% administrative fee, which covers ancillary administrative costs such as technology, communication, and supplies; however, it does not include the CFO Partner’s out-of-pocket expenses related to the performance of the services. Absent any specified expense reimbursement provisions in Exhibit B, the Company will reimburse the CFO Partner for pre- approved travel and other out-of-pocket expenses incurred by the CFO Partner to the same extent that the Company reimburses other senior managers for such expenses.
We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.
Sincerely,

SeatonHill Partners, LP
J. Gregory Coffey
President and Chief Executive Officer

Accepted and agreed:
Boxlight Corporation
Dale Strang
Chief Executive Officer
2025-07-11 | 15:18:17 CDT    2025-07-11 | 13:21:01 PDT

ESA_Boxlight_20250711_Execution copy.docx

Docusign Envelope ID: 9C2B3842-6F51-4815-A635-07AF067B7570

Exhibit A Terms and Conditions
ESA_Boxlight_20250711_Execution copy.docx

1.Relationship of the Parties. The parties agree that SeatonHill and the CFO Partner will be serving the Company as an independent contractor for all purposes and not as an employee, agent, partner of, or joint venturer with the Company.
2.Payment Terms. SeatonHill will invoice the Company according to the terms in Exhibit B. Payments to SeatonHill should be made according to the payments instructions provided on each invoice. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.
3.Termination.
(a)Either party may terminate this Agreement by providing the other party a minimum of 30 days advance written notice. SeatonHill will continue to provide, and the Company will continue to pay for, the services until the termination effective date.
(b)SeatonHill may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks SeatonHill or the CFO Partner to engage in or ignore any illegal or unethical activity; (ii) the CFO Partner ceases to be a member of SeatonHill for any reason; (iii) the CFO Partner dies or becomes disabled; or (iv) the Company fails to pay any amounts due to SeatonHill when due. Notwithstanding the foregoing, in lieu of terminating this Agreement under (ii) and (iii) above, upon the mutual agreement of the parties, the CFO Partner may be replaced by another SeatonHill member.
(c)The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the CFO Partner, governing law, arbitration, limitation of liability, and indemnity.
4.Hiring the CFO Partner Outside of a SeatonHill Agreement. During the term of this Agreement and for the 12-month period following the termination or expiration of this Agreement, other than in connection with this Agreement or another SeatonHill agreement, the Company will not employ the CFO Partner or engage the CFO Partner as an independent contractor. The parties recognize and agree that a breach by the Company of this provision would result in the loss to SeatonHill of the CFO Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, SeatonHill will be entitled to receive as liquidated damages an amount equal to 45% of the Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to SeatonHill and is not intended as a penalty. The amount will be due and payable to SeatonHill upon written demand to the Company. If a court or arbitrator determines that liquidated damages are not appropriate for such breach, SeatonHill will have the right to seek actual damages and/or injunctive relief. “Annualized Compensation” means the equivalent of the CFO Partner’s salary with the Company calculated on a full-time annual basis plus the maximum amount of any bonus for which the CFO Partner was eligible with respect to the then-current bonus year.
5.Compensation paid directly to CFO Partner. With respect to any Bonus (as defined below) otherwise to be paid, granted or provided directly to the CFO Partner, you agree to pay, grant, or provide 20% of such Bonus directly to SeatonHill, in lieu of the CFO Partner. For purposes hereof, “Bonus” means any bonus paid, granted or provided by the Company to the CFO Partner in equity, cash or other consideration, in each case, in connection with services rendered by the CFO Partner to the Company.
6.Limitation of Liability; Indemnity.
(a)The liability of SeatonHill in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the actual Fees paid by the Company to SeatonHill over the previous two months of the Agreement. In no event will SeatonHill be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, the Company must assert any claim against SeatonHill within three months after discovery or 60 days after the termination or expiration of this Agreement, whichever is earlier.
(b)The Company agrees to indemnify SeatonHill and the CFO Partner to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the CFO Partner’s services to the Company. SeatonHill and the CFO Partner will receive the benefit of the most favorable indemnification provisions
ESA_Boxlight_20250711_Execution copy.docx

provided by the Company to its directors, officers and equivalently placed employees and is required to be included under the Company’s policy for liability insurance covering the Company’s directors, officers and any equivalently placed employees.
7.Confidentiality. Each of the Company and SeatonHill agrees to keep confidential all commercial and/or financial information disclosed by one party to the other party. This confidentiality provision requires the receiving party of the information to treat such information as confidential and to use reasonable care and control not to divulge such information to any third party, such care and control to be at least commensurate with that exercised by it for the protection of its own confidential information. Confidential information does not include any information in the public domain, that is previously known by the receiving party or is independently developed by the receiving party. The confidentiality provisions herein will remain in force for one year following any termination of this Agreement.
8.Governing Law, Arbitration, and Witness Fees.
(a)This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws provisions.
(b)If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the Dallas, Texas office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and SeatonHill may pursue payment of undisputed amounts through any court of competent jurisdiction.
(c)In the event any member or employee of SeatonHill (including, without limitation, the CFO Partner to the extent not otherwise entitled in his or her capacity as an employee of the Company) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as SeatonHill is not a party to the proceeding in which the information is sought, reimburse SeatonHill for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel (including the allocable cost of in- house counsel), incurred in responding to such requests.
9.Miscellaneous.
(a)The Company agrees to reimburse SeatonHill for all costs and expenses incurred by SeatonHill in enforcing collection of any monies due under this Agreement, including, without limitation, reasonable attorneys’ fees.
(b)The Company agrees to allow SeatonHill to use the Company’s logo and name on SeatonHill’s website and other marketing materials for the sole purpose of identifying the Company as a client of SeatonHill. SeatonHill will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.
ESA_Boxlight_20250711_Execution copy.docx

Exhibit B
Scope of Work and Compensation

Immediate need:

•General Effort – the CFO Partner will provide CFO level support for the Company. The CFO Partner will:
–Provide general CFO services
–Work with the outgoing CFO, Greg Wiggins, to transition the duties performed by him to the CFO Partner through his termination date of July 18, 2025.
–Perform all duties previously performed by CFO on an interim basis including, but not limited to, managing Finance team, lender relations, M&A activities, financial reporting, and other CFO services. The interim period is to be determined by the CEO.
–Assist CEO in sourcing and hiring a permanent CFO, as requested by CEO.
–Transition CFO functions to permanent CFO.
–Provide consultation to CEO and permanent CFO as requested.

CFO resources:

•CFO Partner to serve as CFO on a 24/7 retained basis with a target of five days per week time allocation

Compensation1:

•Services fees of $275 per hour1 (SeatonHill’s standard rate for CFO services is $400 per hour1, but we have reduced the hourly rate to $275 per hour1 for this engagement.)
•Travel and other reasonable out-of-pocket costs incurred while performing services for the Company to be reimbursed by the Company directly to the CFO Partner. No reimbursable expenses will be incurred without advance email approval of the Company. Costs for commuting to and from the the Company’s office will not be considered to be reimbursable and will not be charged to the Company.
•Fees will be billed semi-monthly in arrears on the 15th and last days of each month.
•Invoices are due upon receipt and payments will be made via ACH or other form of electronic payment

1In addition to our standard professional service fees described above, we will charge a 3% administrative fee, which covers ancillary administrative costs such as technology, communication, and supplies; however, it does not include the CFO Partner’s out-of-pocket expenses related to the performance of the services.

ESA_Boxlight_20250711_Execution copy.docx